Exhibit 99.3

CRATOS CAPITAL PARTNERS, LLC AND SUBSIDIARIES

Historical Unaudited Consolidated Balance Sheet (In thousands)

March 31, 2009
Assets
Cash and cash equivalents	$4,582
Restricted cash and deposits	44,215
Loans collateralizing asset-backed securities issued, net	393,267
Interest receivable	1,365
Fixed assets, net	196
Deferred financing costs, net	6,898
Other assets	79

Total assets	$450,602

Liabilities and Equity
Liabilities:
Working capital facility	5,800
Corporate debt	59,400
Other liabilities	2,463
Interest payable	12,936
Asset-backed securities issued	455,000

Total liabilities	535,599

Commitments and Contingencies
Members’ Deficit
Class A and B units	—
Additional paid-in capital	6
Accumulated deficit	(85,003)

Total members’ deficit	(84,997)

Total liabilities and members’ deficit	$450,602

Historical Unaudited Consolidated Statement of Operations (In thousands)

	Three months ended
	March 31, 2009	March 31, 2008
Revenues
Net interest income	518	6,410
Provision for loan losses	(441)	(499)
Other income	109	1,789

Total revenues	186	7,700
Expenses
Compensation and benefits	598	2,343
Administration	897	1,052

Total expenses	1,495	3,395

Income before income tax expense (benefit)	(1,309)	4,305
Income tax expense (benefit)	—	—

Net income (loss)	(1,309)	4,305

CRATOS CAPITAL PARTNERS, LLC AND SUBSIDIARIES

Historical Consolidated Statement of Cash Flows (In thousands)

	Three months ended
	March 31, 2009	March 31, 2008
Cash flows from operating activities:
Net income (loss)	$(1,309)	$4,305
Adjustments to reconcile net income (loss) to net cash
Provision for loan losses	441	(822)
Gain on foreclosure of assets	—	(1,652)
Depreciation and amortization of fixed assets	29	61
Accretion of deferred loan fees, net	(1,271)	(1,994)
Amortization of deferred financing cost	240	168
Loss on disposal of fixed assets	—	31
Decrease (increase) in restricted cash reserved for interest payments on cash borrowings	1,580	5,462
Decrease (increase) in interest receivable	849	785
Decrease in other assets	46	4
Increase (decrease) in interest payable	1,467	(2,254)
Increase (decrease) in other liabilities	295	(470)
Unit-based compensation	—	(51)

Net cash provided by operating activities	2,367	3,573

Cash flows from investing activities:
Increase in restricted cash reserved for lending activities	(19,860)	(791)
Increase (decrease) in loans, net	6,850	(181)
Acquisition of fixed assets	(3)	—

Net cash used in investing activities	(13,013)	(972)

Cash flows from financing activities:
Issuance of asset-backed securities	28,000	—
Repayment of asset-backed securities	(15,000)	—
Payment of deferred financing costs	(56)	(48)

Net cash provided by (used in) financing activities	12,944	(48)

Net increase in cash during the period	2,298	2,553

Cash at beginning of period	2,284	714

Cash at end of period	$4,582	$3,267

2